EXHIBIT 3.1.j


                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 12:00 PM 07/11/2002
                                                         020445069 - 2151090



                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GENTA INCORPORATED

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

     It is hereby certified that:

     1. Genta Incorporated (the "Corporation") is a corporation formed under the laws of the State of Delaware, and its Restated Certificate of Incorporation was filed with the office of the Secretary of State on August 8, 1994.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article IV(A) and substituting in lieu thereof the following:

                  "(A) Classes of Capital Stock. The total number of shares of capital stock which the corporation shall have authority to issue is one hundred twenty five million (125,000,000), of which one hundred twenty million (120,000,000) shares shall be common stock, par value $.001 per share (the "Common Stock"), and five million (5,000,000) shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock")."

     3. This Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Genta Incorporated has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its President and Chief Executive Officer, this 8th day of July, 2002.

                                  GENTA INCORPORATED

                                  By: /s/ Raymond P. Warrell, Jr., M.D.
                                      ------------------------------------------
                                      Raymond P. Warrell, Jr., M.D.
                                      President and Chief Executive Officer














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